Exhibit 99.1
Post Holdings Reports
Results for the Third Quarter of Fiscal Year 2014
St. Louis, Missouri - August 7, 2014 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fiscal quarter ended June 30, 2014.
Highlights:

•	Net sales of $633.0 million, including $394.8 million from acquisitions

•	Adjusted EBITDA of $87.8 million, including $37.8 million from acquisitions

•	Completed the financing and acquisition of Michael Foods in the third quarter
Post operates five reportable segments: Post Foods, Michael Foods, Active Nutrition, Private Brands and Attune Foods. Results include four acquisitions completed in fiscal 2014 and three acquisitions completed in fiscal 2013. As a result, both the third quarter and the nine months ended June 30, 2014 and June 30, 2013 include partial period results. Acquisitions are included in results as of their respective closing dates. The dates each entity was acquired are as follows:

Entity	Segment	Acquisition Date
Attune Foods	Attune Foods	December 31, 2012
May 2013 Attune Foods	Attune Foods	May 28, 2013
Premier Nutrition	Active Nutrition	September 1, 2013
Dakota Growers Pasta Company	Private Brands	January 1, 2014
Golden Boy Foods	Private Brands	February 1, 2014
Dymatize Enterprises	Active Nutrition	February 1, 2014
Michael Foods	Michael Foods	June 2, 2014
Third Quarter Consolidated Operating Results
Third quarter net sales were $633.0 million, an increase of $375.7 million, or 146.0%, compared to prior year. Acquisitions, defined as the Michael Foods, Active Nutrition, Private Brands and Attune Foods segments, contributed $394.8 million to consolidated net sales.
Gross profit increased $44.4 million to $148.6 million for the third quarter compared to the prior year. This included $48.9 million in gross profit from acquisitions, after incorporating the negative impact of inventory adjustments of $17.7 million resulting from acquisition accounting.
Selling, general and administrative (SG&A) expenses for the third quarter increased $47.5 million to $120.3 million compared to the prior year. SG&A was 19.0% of net sales and included $38.7 million of SG&A from acquisitions. Third quarter 2014 SG&A included $12.4 million of acquisition related transaction expenses for announced transactions.
Adjusted EBITDA was $87.8 million for the third quarter, up $31.8 million compared to the prior year. Third quarter 2014 included $37.8 million from acquisitions.
For the third quarter, the net loss attributable to common stockholders was ($39.3) million, or ($0.92) per diluted common share. Adjusted net loss attributable to common stockholders was ($12.6) million, or ($0.30) per diluted common share, for the quarter. Weighted-average diluted common shares outstanding increased to 42.6 million shares for third quarter 2014 compared to 33.2 million for the prior year quarter. The increase resulted from 5.75 million shares of common stock, which were issued on March 18, 2014 and are fully included in the third quarter weighted-average, 6.325 million shares of common stock, which were issued on May 28, 2014 and are included in the third quarter weighted-average as of the issue date, and 4.92 million shares related to the Company’s tangible equity units, which were issued on May 28, 2014, are calculated on an “if-converted” basis and are included in the third quarter weighted-average as of the issue date.

Nine Month Consolidated Operating Results
Net sales for the nine months ended June 30, 2014 were $1,368.0 million, an increase of $625.6 million, or 84.3%, over the prior year period. Acquisitions contributed $653.4 million to consolidated net sales.
Gross profit increased $80.1 million to $392.5 million compared to the prior year period. The nine months ended June 30, 2014 included $100.5 million in gross profit from acquisitions, after incorporating the negative impact of inventory adjustments of $25.0 million resulting from acquisition accounting.
SG&A expenses increased $91.6 million to $306.5 million compared to the prior year and was 22.4% of net sales. SG&A from acquisitions was $68.3 million in the nine months ended June 30, 2014. SG&A for the nine months ended June 30, 2014 included $27.3 million of acquisition related transaction expenses, $26.3 million of which was related to announced transactions.
Losses on foreign currency were $12.9 million for the nine months ended June 30, 2014 compared to $0.3 million in the prior year period; the losses in 2014 were primarily driven by a hedge of the Golden Boy Foods purchase price.
Adjusted EBITDA was $207.2 million for the nine months ended June 30, 2014, up $47.7 million compared to the prior year period. The nine months ended June 30, 2014 included $71.7 million from acquisitions.
For the nine months ended June 30, 2014, the net loss attributable to common stockholders was ($66.9) million, or ($1.84) per diluted common share. Adjusted net loss attributable to common stockholders was ($19.3) million, or ($0.53) per diluted common share.
Segment Results
For analysis purposes, net sales on a comparable basis is provided for the Michael Foods, Active Nutrition, Private Brands and Attune Foods segments. Net sales on a comparable basis is the comparison of the net sales for the segment for the three month period ended June 30, 2014 to the net sales for the segment for the same three-month period in 2013, including net sales for the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses.
Post Foods
Post Foods includes the Post branded ready-to-eat (RTE) cereal business.
Net sales were $238.2 million, a decline of $1.3 million, or 0.5%, compared to second quarter 2014 and a decline of $8.4 million, or 3.4%, compared to the prior year. Gross profit of $102.8 million increased $5.2 million, or 5.3%, compared to second quarter 2014 and declined $4.3 million, or 4.0%, compared to prior year. Gross margin of 43.2% was up approximately 240 basis points compared to second quarter 2014 and down approximately 20 basis points compared to prior year. SG&A of $51.5 million declined $1.2 million compared to second quarter 2014 and declined $4.5 million compared to prior year. Segment profit was $48.2 million, compared to $41.7 million in second quarter 2014 and $47.3 million in third quarter 2013. Segment Adjusted EBITDA was $61.2 million, compared to $54.4 million in second quarter 2014 and $62.3 million in third quarter 2013. Depreciation and amortization decreased $2.0 million in third quarter 2014 compared to the prior year quarter resulting from a higher amount of fully depreciated assets compared to period year. Third quarter 2014 segment Adjusted EBITDA margin of 25.7% was up approximately 300 basis points compared to second quarter 2014.
Net sales for the nine months ended June 30, 2014 were $714.6 million, a decrease of $14.3 million, or 2.0%, compared to the prior year period. Gross profit declined $15.0 million to $300.7 million, with gross margin of 42.1%, down approximately 120 basis points compared to the prior year period. SG&A declined from $165.4 million to $154.6 million for the nine months ended June 30, 2014. Segment profit was $136.4 million and $139.6 million for the nine months ended June 30, 2014 and June 30, 2013, respectively. Segment Adjusted EBITDA was $175.3 million and $184.6 million for the nine months ended June 30, 2014 and June 30, 2013, respectively.
According to Nielsen, U.S. RTE cereal category dollars were down 6.1% and category pounds declined 5.1% for the 13 weeks ended June 28, 2014, compared to the prior year period. For the same time period, Post Foods’ U.S. dollar market share was 11.4%, up 0.8 share points compared to the year ago quarter. Compared to the 13 weeks ended March 29, 2014, Post Foods’ U.S. dollar market share grew 0.2 share points. Post Foods’ U.S. pounds share was 11.7% for the 13 weeks ended June 28, 2014, up 0.8 share points compared to the prior year period.

Michael Foods
Michael Foods manufactures and distributes value-added egg products and refrigerated potato products and distributes cheese and other dairy case products through the Papetti’s, All Whites, Better’n Eggs, Easy Eggs, Abbotsford Farms, Simply Potatoes and Crystal Farms brands across the foodservice, retail and food ingredient channels.
Reported financial results for the quarter and nine months ended June 30, 2014 include results for 27 days.
Net sales (including intersegment sales) were $150.5 million for the third quarter and nine months ended June 30, 2014. On a comparable basis, net sales for the third quarter of 2014 were up 7.1%, or $33.1 million, over the same period in 2013. Segment loss and segment Adjusted EBITDA for third quarter 2014 were ($12.5) million and $14.6 million, respectively. Segment loss for third quarter 2014 was negatively impacted by an inventory adjustment of $15.8 million resulting from acquisition accounting.
Active Nutrition
Active Nutrition markets and distributes high protein shakes, bars and powders as well as nutrition supplements through the Premier Protein, Joint Juice, Dymatize and Supreme Protein brands.
Net sales were $86.7 million for the third quarter. On a comparable basis, net sales for the third quarter of 2014 were down 7.4%, or $6.9 million, over the same period in 2013. Segment loss and segment Adjusted EBITDA for third quarter 2014 were ($2.5) million and $5.0 million, respectively. Segment loss for third quarter 2014 was negatively impacted by an inventory adjustment of $1.9 million resulting from acquisition accounting.
For the nine months ended June 30, 2014, net sales were $194.5 million. Segment profit and segment Adjusted EBITDA for the nine months ended June 30, 2014 were $1.9 million and $17.5 million, respectively. Segment profit for the nine-month period was negatively impacted by an inventory adjustment of $3.9 million resulting from acquisition accounting.
Private Brands
Private Brands manufactures dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels.
Net sales were $134.2 million for the third quarter. On a comparable basis, net sales for the third quarter of 2014 were up 6.7%, or $8.4 million, over the same period in 2013. Segment profit and segment Adjusted EBITDA for third quarter 2014 were $5.9 million and $14.4 million, respectively.
For the nine months ended June 30, 2014, net sales were $239.9 million. Segment profit and segment Adjusted EBITDA for the nine months ended June 30, 2014 were $6.7 million and $27.8 million, respectively. Segment profit for the nine-month period was negatively impacted by an inventory adjustment of $5.3 million resulting from acquisition accounting.
Attune Foods
Attune Foods manufactures and distributes branded and private label premium natural and organic cereals, snacks and granola through the Attune, Uncle Sam, Erewhon, Golden Temple, Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands.
Net sales (including intersegment sales) were $23.7 million for third quarter 2014, up $12.9 million compared to reported prior year net sales of $10.8 million. On a comparable basis, net sales for the third quarter of 2014 were down 4.8%, or $1.2 million, over the same period in 2013. Segment profit was $2.0 million and $0.2 million for third quarter 2014 and 2013, respectively. Segment profit for third quarter 2013 was negatively impacted by an inventory adjustment of $0.9 million resulting from acquisition accounting. Segment Adjusted EBITDA was $3.8 million and $1.7 million for third quarter 2014 and 2013, respectively.
For the nine months ended June 30, 2014, net sales (including intersegment sales) were $69.1 million, up $55.5 million compared to reported prior period net sales of $13.6 million. Segment profit was $6.5 million and ($0.4) million for the nine months ended June 30, 2014 and June 30, 2013, respectively. Segment profit for the nine months ended June 30, 2013 was negatively impacted by an inventory adjustment of $1.4 million resulting from acquisition accounting. Segment Adjusted EBITDA was $11.8 million and $1.7 million for the nine months ended June 30, 2014 and June 30, 2013, respectively.

Interest and Income Tax
Net interest expense was $57.0 million for the third quarter compared to $19.2 million for the prior year quarter. For the nine months ended June 30, 2014, net interest expense was $123.3 million, compared to $60.0 million for the nine months ended June 30, 2013. The increase for both the quarter and the nine month period was driven by the issuance of $1,855.0 million in aggregate principal amount of senior notes since third quarter 2013, as well as an increase in outstanding debt from the $885.0 million term loan and the $41.8 million amortizing note portion of the tangible equity units.
Income tax benefit was ($20.7) million in the third quarter of fiscal 2014, compared to an expense of $1.6 million in the third quarter of fiscal 2013. The effective income tax rate was 37.1% for the third quarter of fiscal 2014 compared to 32.0% for the same period a year ago. For the nine months ended June 30, 2014, the income tax benefit was ($41.4) million, an effective income tax rate of 42.6%, compared to an expense of $7.3 million and an effective income tax rate of 31.2% for the nine months ended June 30, 2013.
The elevated effective income tax rate for both current year periods is partially the result of Post’s estimated range of earnings (loss) before income taxes for fiscal 2014. Small variations in earnings (loss) before income taxes and permanent differences are anticipated to have a magnified impact on the effective income tax rate for fiscal 2014. Additionally, the elevated rate for both current year periods is also the result of larger permanent differences incurred in the current year for certain items, including, but not limited to, nondeductible acquisition transaction expenses and tax planning strategies implemented for certain acquisitions. Post management expects its effective tax rate will stabilize and will be approximately 32%-35% in fiscal year 2015.
Update on Acquisitions
In a separate press release issued today, Post announced it has signed a stock purchase agreement to acquire American Blanching Company (“American Blanching”), a manufacturer of peanut butter for national brands, private label retail and industrial markets. The acquisition is expected to close in the first quarter of fiscal 2015, subject to customary closing conditions, including the expiration of waiting periods required under antitrust laws.
On June 2, 2014, Post announced the completion of the acquisition of Michael Foods.
On February 3, 2014, Post announced it has agreed to acquire the PowerBar and Musashi brands and related worldwide assets from Nestle S.A. The transaction is expected to close on October 1, 2014.
Outlook
Post management expects fiscal 2014 Adjusted EBITDA, excluding the now completed acquisition of Michael Foods and the pending acquisitions of the PowerBar and Musashi brands and of American Blanching, to be between $260 million and $270 million.
Post management expects fiscal 2014 Adjusted EBITDA for Michael Foods, which will be a four-month contribution period, to be between $75 million and $80 million. Post management expects fiscal 2014 capital expenditures for Michael Foods (during the same four-month contribution period) to be approximately $25 million.
Post management continues to expect capital expenditures for fiscal 2014, excluding the now completed acquisition of Michael Foods and the pending acquisitions of the PowerBar and Musashi brands and of American Blanching, to be between $90 million and $100 million.
The second phase of Post’s previously announced Modesto, California facility closure is still expected to be completed by September 2014, with the total net pretax annual cash savings of approximately $14 million expected to be fully phased in by fiscal year 2015.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by the Post business.
Adjusted EBITDA and segment Adjusted EBITDA are non-GAAP measures which represent net earnings excluding income taxes, net interest expense, depreciation and amortization, non-cash stock based compensation, restructuring and plant closure costs, acquisition related transaction costs, integration costs, inventory valuation adjustments on acquired businesses, costs to effect Post’s separation from Ralcorp Holdings, Inc. (“Ralcorp”) and to establish stand-alone systems and processes, mark to market adjustments on commodity hedges, mark to market adjustments and settlements on interest rate swaps, gain on change in fair value of acquisition earn-out, losses on hedge of purchase price of foreign currency denominated acquisitions, legal settlement and intangible asset impairments, if any. The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment.
Adjusted net earnings (loss) available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, restructuring and plant closure costs, acquisition related transaction costs, integration costs, inventory valuation adjustments on acquired businesses, mark to market adjustments and settlements on commodity hedges, mark to market adjustments on interest rate swaps, gain on change in fair value of acquisition earn-out, losses on hedge of purchase price of foreign currency denominated acquisitions, legal settlement and intangible asset impairments, if any. The Company believes Adjusted net earnings (loss) available to common stockholders and Adjusted diluted earnings (loss) per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of Post’s financial results and could potentially distort the trends in business performance.
Total segment profit is a non-GAAP measure which represents the aggregation of the segment profit for each of Post’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
The calculations of Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit are not specified by United States generally accepted accounting principles. Post’s calculations of Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, August 8, 2014 at 9:00 a.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the third quarter of fiscal year 2014 and outlook.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 69991379. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.

A replay of the conference call will be available through Friday, August 15, 2014, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 69991379. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including the expected timing of the completion of the acquisitions of the PowerBar and Musashi brands and of American Blanching; our Adjusted EBITDA guidance for fiscal 2014, including the guidance for Michael Foods; capital expenditures expectations, including expectations for Michael Foods; expected tax rates and expected net pretax annual cash manufacturing cost savings related to Post’s Modesto, California facility closure. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to successfully complete the PowerBar and Musashi and American Blanching acquisition; our high leverage and substantial debt, including covenants that restrict the operation of its business; our ability to service outstanding debt or obtain additional financing, including unsecured debt; our ability to continue to compete in its product markets and its ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant increases in the costs of certain commodi ties, packaging or energy used to manufacture products; significant volatility in raw material costs, including eggs, potatoes, cheese and other dairy products; our ability to recognize the expected benefits of the closing of the Modesto, California manufacturing facility; our ability to maintain competitive pricing, successfully introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts by employees; legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of its products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit Michael Foods is subject to alleging violations of federal and state antitrust laws; disruptions or inefficiencies in supply chain; our reliance on third party manufacturers for certain of its products; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension plans; loss of key employees; our ability to protect its intellectual property; changes in weather conditions, natural disasters and other events beyond our control; our ability to successfully operate international operations in compliance with applicable regulations; our ability to operate effectively as a stand-alone, publicly traded company; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired companies; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®. Post also offers premium natural and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™ brands. Post’s refrigerated portfolio, through Michael Foods, includes value-added egg products, refrigerated potato products and cheese and other dairy case products and the Papetti’s®, All Whites®, Better’n Eggs®, Easy Eggs®, Abbotsford Farms®, Simply Potatoes® and Crystal Farms® brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, low and no cholesterol egg products, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net Sales	$633.0	$257.3	$1,368.0	$742.4
Cost of goods sold	484.4	153.1	975.5	430.0
Gross Profit	148.6	104.2	392.5	312.4

Selling, general and administrative expenses	120.3	72.8	306.5	214.9
Amortization of intangible assets	20.4	3.5	38.8	9.9
(Gain) Loss on foreign currency	(0.6)	0.2	12.9	0.3
Restructuring expense	0.2	3.0	0.9	3.0
Other operating expenses, net	0.3	0.5	0.5	0.9
Operating Profit	8.0	24.2	32.9	83.4

Interest expense, net	57.0	19.2	123.3	60.0
Other expense, net	6.8	—	6.8	—
(Loss) Earnings before Income Taxes	(55.8)	5.0	(97.2)	23.4
Income tax (benefit) provision	(20.7)	1.6	(41.4)	7.3
Net (Loss) Earnings	(35.1)	3.4	(55.8)	16.1
Preferred stock dividends	(4.2)	(2.3)	(11.1)	(3.1)
Net (Loss) Earnings Available to Common Stockholders	$(39.3)	$1.1	$(66.9)	$13.0

(Loss) Earnings per Common Share:
Basic	$(0.92)	$0.03	$(1.84)	$0.40
Diluted	$(0.92)	$0.03	$(1.84)	$0.40

Weighted-Average Common Shares Outstanding:
Basic	42.6	32.7	36.3	32.6
Diluted	42.6	33.2	36.3	32.9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2014	September 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$377.3	$402.0
Restricted cash	5.3	38.1
Receivables, net	404.1	83.2
Inventories	391.2	121.9
Deferred income taxes	31.7	11.9
Prepaid expenses and other current assets	31.0	11.0
Total Current Assets	1,240.6	668.1

Property, net	850.0	388.5
Goodwill	3,097.3	1,489.7
Other intangible assets, net	2,749.4	898.4
Deferred income taxes	1.8	2.4
Other assets	79.1	26.7
Total Assets	$8,018.2	$3,473.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$25.7	$—
Accounts payable	195.2	77.1
Other current liabilities	247.4	68.9
Total Current Liabilities	468.3	146.0

Long-term debt	3,838.6	1,408.6
Deferred income taxes	977.1	304.3
Other liabilities	138.0	116.3
Total Liabilities	5,422.0	1,975.2

Stockholders’ Equity
Preferred stock	0.1	—
Common stock	0.5	0.3
Additional paid-in capital	2,670.0	1,517.2
(Accumulated deficit) retained earnings	(18.4)	47.6
Accumulated other comprehensive loss	(2.6)	(13.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders’ Equity	2,596.2	1,498.6
Total Liabilities and Stockholders’ Equity	$8,018.2	$3,473.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2014	2013
Cash provided by (used in):
Operating activities	$74.5	$66.2
Investing activities	(3,587.6)	(187.0)
Financing activities	3,495.3	306.8
Effect of exchange rates on cash and cash equivalents	(6.9)	(0.6)
Net (decrease) increase in cash and cash equivalents	$(24.7)	$185.4

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Net Sales
Post Foods	$238.2	$246.6	$714.6	$728.9
Michael Foods	150.5	—	150.5	—
Active Nutrition	86.7	—	194.5	—
Private Brands	134.2	—	239.9	—
Attune Foods	23.7	10.8	69.1	13.6
Eliminations	(0.3)	(0.1)	(0.6)	(0.1)
Total	$633.0	$257.3	$1,368.0	$742.4
Segment Profit (Loss)
Post Foods	$48.2	$47.3	$136.4	$139.6
Michael Foods	(12.5)	—	(12.5)	—
Active Nutrition	(2.5)	—	1.9	—
Private Brands	5.9	—	6.7	—
Attune Foods	2.0	0.2	6.5	(0.4)
Total segment profit	41.1	47.5	139.0	139.2
General corporate expenses and other	30.8	15.5	85.3	48.0
Accelerated depreciation on plant closure	2.1	4.8	6.8	4.8
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	13.1	—
Restructuring expenses	0.2	3.0	0.9	3.0
Interest expense	57.0	19.2	123.3	60.0
Other expense, net	6.8	—	6.8	—
(Loss) Earnings before Income Taxes	$(55.8)	$5.0	$(97.2)	$23.4

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Net (Loss) Earnings	$(35.1)	$3.4	$(55.8)	$16.1
Income tax (benefit) provision	(20.7)	1.6	(41.4)	7.3
Interest expense, net	57.0	19.2	123.3	60.0
Depreciation and amortization, including accelerated depreciation	42.7	21.8	93.9	54.2
Restructuring and plant closure costs	0.3	3.0	3.8	3.0
Non-cash stock-based compensation	3.6	2.5	11.0	7.9
Acquisition related transaction costs	12.4	0.7	26.3	0.7
Integration costs	2.9	—	4.2	—
Mark to market adjustments and settlements on interest rate swaps	6.8	—	6.8	—
Gain on change in fair value of acquisition earn-out	(2.1)	—	(2.1)	—
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	13.1	—
Legal settlement	—	—	(2.0)	—
Mark to market adjustments on commodity hedges	2.0	0.5	0.5	1.3
Inventory valuation adjustments on acquired businesses	17.7	0.9	25.0	1.4
Spin-Off costs/post Spin-Off non-recurring costs	0.3	2.4	0.6	7.6
Adjusted EBITDA	$87.8	$56.0	$207.2	$159.5
Adjusted EBITDA as a percentage of Net Sales	13.9%	21.8%	15.1%	21.5%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED JUNE 30, 2014
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit (Loss)	$48.2	$(12.5)	$(2.5)	$5.9	$2.0	$—	$41.1
General corporate expenses and other	—	—	—	—	—	(30.8)	(30.8)
Accelerated depreciation on plant closure	—	—	—	—	—	(2.1)	(2.1)
Restructuring expense	—	—	—	—	—	(0.2)	(0.2)
Operating Profit	48.2	(12.5)	(2.5)	5.9	2.0	(33.1)	8.0
Depreciation and amortization, including accelerated depreciation	13.0	10.2	5.5	8.5	1.8	3.7	42.7
Restructuring and plant closure costs	—	—	—	—	—	0.3	0.3
Non-cash stock-based compensation	—	—	—	—	—	3.6	3.6
Acquisition related transaction costs	—	—	0.1	—	—	12.3	12.4
Integration costs	—	—	—	—	—	2.9	2.9
Gain on change in fair value of acquisition earn-out	—	—	—	—	—	(2.1)	(2.1)
Mark to market adjustments on commodity hedges	—	1.1	—	—	—	0.9	2.0
Inventory valuation adjustments on acquired businesses	—	15.8	1.9	—	—	—	17.7
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	0.3	0.3
Adjusted EBITDA	$61.2	$14.6	$5.0	$14.4	$3.8	$(11.2)	$87.8
Adjusted EBITDA as a percentage of Net Sales	25.7%	9.7%	5.8%	10.7%	16.0%	—	13.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED JUNE 30, 2013
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit	$47.3	$—	$—	$—	$0.2	$—	$47.5
General corporate expenses and other	—	—	—	—	—	(15.5)	(15.5)
Accelerated depreciation on plant closure	—	—	—	—	—	(4.8)	(4.8)
Restructuring expense	—	—	—	—	—	(3.0)	(3.0)
Operating Profit	47.3	—	—	—	0.2	(23.3)	24.2
Depreciation and amortization, including accelerated depreciation	15.0	—	—	—	0.6	6.2	21.8
Restructuring and plant closure costs	—	—	—	—	—	3.0	3.0
Non-cash stock-based compensation	—	—	—	—	—	2.5	2.5
Acquisition related transaction costs	—	—	—	—	—	0.7	0.7
Mark to market adjustments on commodity hedges	—	—	—	—	—	0.5	0.5
Inventory valuation adjustment on acquired business	—	—	—	—	0.9	—	0.9
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	2.4	2.4
Adjusted EBITDA	$62.3	$—	$—	$—	$1.7	$(8.0)	$56.0
Adjusted EBITDA as a percentage of Net Sales	25.3%	—	—	—	15.7%	—	21.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2014
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit	$41.7	$—	$0.2	$0.8	$1.9	$—	$44.6
General corporate expenses and other	—	—	—	—	—	(30.9)	(30.9)
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	—	(11.8)	(11.8)
Accelerated depreciation on plant closure	—	—	—	—	—	(2.0)	(2.0)
Restructuring expense	—	—	—	—	—	(0.2)	(0.2)
Operating Profit	41.7	—	0.2	0.8	1.9	(44.9)	(0.3)
Depreciation and amortization, including accelerated depreciation	12.7	—	4.3	7.3	1.7	4.1	30.1
Restructuring and plant closure costs	—	—	—	—	—	1.3	1.3
Non-cash stock-based compensation	—	—	—	—	—	4.0	4.0
Acquisition related transaction costs	—	—	0.2	—	—	10.3	10.5
Integration costs	—	—	—	—	—	1.3	1.3
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	—	11.8	11.8
Legal settlement	—	—	—	—	—	(2.0)	(2.0)
Mark to market adjustments on commodity hedges	—	—	—	—	—	(0.6)	(0.6)
Inventory valuation adjustments on acquired businesses	—	—	2.0	5.3	—	—	7.3
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$54.4	$—	$6.7	$13.4	$3.6	$(14.6)	$63.5
Adjusted EBITDA as a percentage of Net Sales	22.7%	—	9.5%	12.7%	16.2%	—	14.5%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2014
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit (Loss)	$136.4	$(12.5)	$1.9	$6.7	$6.5	$—	$139.0
General corporate expenses and other	—	—	—	—	—	(85.3)	(85.3)
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	—	(13.1)	(13.1)
Accelerated depreciation on plant closure	—	—	—	—	—	(6.8)	(6.8)
Restructuring expense	—	—	—	—	—	(0.9)	(0.9)
Operating Profit	136.4	(12.5)	1.9	6.7	6.5	(106.1)	32.9
Depreciation and amortization, including accelerated depreciation	38.9	10.2	11.4	15.8	5.3	12.3	93.9
Restructuring and plant closure costs	—	—	—	—	—	3.8	3.8
Non-cash stock-based compensation	—	—	—	—	—	11.0	11.0
Acquisition related transaction costs	—	—	0.3	—	—	26.0	26.3
Integration costs	—	—	—	—	—	4.2	4.2
Gain on change in fair value of acquisition earn-out	—	—	—	—	—	(2.1)	(2.1)
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	—	13.1	13.1
Legal settlement	—	—	—	—	—	(2.0)	(2.0)
Mark to market adjustments on commodity hedges	—	1.1	—	—	—	(0.6)	0.5
Inventory valuation adjustments on acquired businesses	—	15.8	3.9	5.3	—	—	25.0
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	0.6	0.6
Adjusted EBITDA	$175.3	$14.6	$17.5	$27.8	$11.8	$(39.8)	$207.2
Adjusted EBITDA as a percentage of Net Sales	24.5%	9.7%	9.0%	11.6%	17.1%	—	15.1%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2013
(in millions)

	Post Foods	Michael Foods	Active Nutrition	Private Brands	Attune Foods	Corporate/ Other	Total
Segment Profit (Loss)	$139.6	$—	$—	$—	$(0.4)	$—	$139.2
General corporate expenses and other	—	—	—	—	—	(48.0)	(48.0)
Accelerated depreciation on plant closure	—	—	—	—	—	(4.8)	(4.8)
Restructuring expense	—	—	—	—	—	(3.0)	(3.0)
Operating Profit	139.6	—	—	—	(0.4)	(55.8)	83.4
Depreciation and amortization, including accelerated depreciation	45.0	—	—	—	0.7	8.5	54.2
Restructuring and plant closure costs	—	—	—	—	—	3.0	3.0
Non-cash stock-based compensation	—	—	—	—	—	7.9	7.9
Acquisition related transaction costs	—	—	—	—	—	0.7	0.7
Mark to market adjustments on commodity hedges	—	—	—	—	—	1.3	1.3
Inventory valuation adjustment on acquired business	—	—	—	—	1.4	—	1.4
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	—	7.6	7.6
Adjusted EBITDA	$184.6	$—	$—	$—	$1.7	$(26.8)	$159.5
Adjusted EBITDA as a percentage of Net Sales	25.3%	—	—	—	12.5%	—	21.5%

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS (LOSS) AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Net (Loss) Earnings Available to Common Stockholders	$(39.3)	$1.1	$(66.9)	$13.0

Adjustments:
Restructuring and plant closure costs, including accelerated depreciation	2.4	7.8	10.6	7.8
Acquisition related transaction costs	12.4	0.7	26.3	0.7
Integration costs	2.9	—	4.2	—
Mark to market adjustments and settlements on interest rate swaps	6.8	—	6.8	—
Gain on change in fair value of acquisition earn-out	(2.1)	—	(2.1)	—
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	13.1	—
Legal settlement	—	—	(2.0)	—
Mark to market adjustments on commodity hedges	2.0	0.5	0.5	1.3
Inventory valuation adjustments on acquired businesses	17.7	0.9	25.0	1.4
Spin-Off costs/post Spin-Off non-recurring costs	0.3	2.4	0.6	7.6
Total Net Adjustments	42.4	12.3	83.0	18.8
Income tax effect on adjustments	(15.7)	(3.9)	(35.4)	(6.0)
Adjusted Net (Loss) Earnings Available to Common Stockholders	$(12.6)	$9.5	$(19.3)	$25.8

Weighted-Average Shares Outstanding - Diluted	42.6	33.2	36.3	32.9

Adjusted Diluted (Loss) Earnings per Common Share	$(0.30)	$0.29	$(0.53)	$0.78